Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Class B Common Shares, $0.0002 par value per share, of The RoyaLand Company Ltd., and that this Agreement be included as an Exhibit to such joint filing.

Each of the undersigned acknowledges that each shall be responsible for the timely filing of any statement (including amendments) on Schedule 13G, and for the completeness and accuracy of the information concerning him, her, or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other persons making such filings, except to the extent that he, she, or it knows or has reason to believe that such information is inaccurate.

Dated: February 7, 2025	BaseStones, Inc.

	By:	/s/ Mohammad Jawad Ansari
	Name:	Mohammad Jawad Ansari
	Title:	President

/s/ Mohammad Jawad Ansari
Mohammad Jawad Ansari